SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.      )
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☑ Preliminary Information Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement
SHELTER PROPERTIES II LIMITED PARTNERSHIP
A SOUTH CAROLINA LIMITED PARTNERSHIP

(Name of Registrant as Specified in Its Charter)
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INFORMATION STATEMENT
FOR
SHELTER PROPERTIES II LIMITED PARTNERSHIP
A SOUTH CAROLINA LIMITED PARTNERSHIP
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
                         , 2007
Dear Limited Partner:
          We are sending you this information statement in connection with the approval of amendments to the limited partnership agreement of Shelter Properties II Limited Partnership, a South Carolina limited partnership (the “Partnership”). These amendments will authorize the Partnership to:
          (1) retain Shelter Realty II Corporation, a South Carolina corporation and the corporate general partner of the Partnership (the “General Partner”), and its affiliates to provide services to the Partnership on third-party market terms in connection with the redevelopment of the Partnership’s properties, including Signal Pointe Apartments (the “Property”) which the Partnership currently intends to redevelop; and
          (2) obtain financing from our General Partner and its affiliates on third-party market terms in order to cover operating deficits or other contingencies relating to the Partnership and/or the costs of redeveloping our properties, including the Property.
Affiliate Transaction Amendment
          Our limited partnership agreement currently permits our General Partner and its affiliates to render services to the Partnership and to be compensated for such services on certain terms and conditions. Section 8.5(c)(iv) of our limited partnership agreement obligates the Partnership to pay to the General Partner and its affiliates expenses in connection with the replacement, alteration, repair, remodeling and refurbishment of Partnership properties. However, the limited partnership agreement does not explicitly authorize the General Partner and its affiliates to provide services to the Partnership in connection with construction or redevelopment of Partnership properties. The proposed amendments will explicitly authorize our General Partner and its affiliates to provide services to the Partnership on third-party market terms in connection with the redevelopment of the Partnership’s properties, including the Property.
Affiliate Loan Amendment
          Our limited partnership agreement currently permits the Partnership to obtain loans from the General Partner or its affiliates on terms specified in the agreement. Under Section 8.2(u) of the Partnership’s limited partnership agreement, the maximum allowable interest rate on such affiliate loans is the lesser of (i) the rate paid by the General Partner or its affiliates for borrowed funds or (ii) 2% over the prime rate charged by South Carolina National Bank. Unsecured loans from the General Partner and its affiliates made in connection with the redevelopment of the Property will bear interest at a market rate, but this market rate may be in excess of the maximum rate of interest currently permitted by the Partnership’s limited partnership agreement. The proposed amendments will allow the General Partner or its affiliates to make loans to the Partnership on third-party market terms in connection with any operating deficits or other contingencies of the Partnership or redevelopment costs incurred in connection with the Partnership’s properties. These amendments will apply to any loans made by affiliates of the General Partner on a going forward basis.

Planned Property Redevelopment
          The Partnership currently plans to redevelop its Signal Pointe Apartments property located in Winter Park, Florida. Based on our current projected redevelopment budget, we estimate that the total cost of this redevelopment (including capitalized operating expenses and lost rents in addition to the actual cost of the redevelopment) will be approximately $16,666,000.
          In connection with this redevelopment, we plan to retain AIMCO/Bethesda Holdings, Inc. (“AIMCO/Bethesda”), an affiliate of the General Partner, to plan, structure and supervise the redevelopment process. The Partnership will pay AIMCO/Bethesda a fee of $25,000 for the planning and structuring of the redevelopment process, and a fee equal to 4% of the actual redevelopment cost for supervision of the redevelopment which, based on the current estimated redevelopment cost for the Property, would be an amount equal to approximately $607,000. Our General Partner believes that the redevelopment fees are not in excess of fees that the Partnership would have to pay to a third-party provider for these services. Our General Partner also believes that an affiliate will provide the services more efficiently than a third party.
          We propose to fund this redevelopment through a combination of (1) loans to the Partnership by AIMCO Properties, L.P. (“Aimco Properties”), an affiliate of our General Partner, and (2) to the extent available, the retention of distributable cash from operations received by the Partnership.
Required Limited Partner Approval
          Our limited partnership agreement may be amended with the consent of limited partners owning more than 50% of the total outstanding limited partnership units. As of August 24, 2007, 27,500 of our limited partnership units were issued and outstanding, and affiliates of our General Partner own 21,668.50 of these units, or approximately 78.79% of the outstanding limited partnership units. Our General Partner’s affiliates have indicated that they will vote all of their limited partnership units in favor of the amendment. Accordingly, approval of the amendment is assured.
          This information statement contains information about the amendments and the reasons our General Partner has decided that the amendments are in the best interests of the limited partners. Our General Partner has conflicts of interest with respect to the amendments that are described in greater detail herein.
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY
The date of this information statement is                          , 2007.
          This information statement is being mailed on or about the date hereof to all holders of the limited partnership units of the Partnership at the close of business on August 24, 2007.

REASONS FOR THE AMENDMENTS
          Our General Partner believes that the amendments are in the best interests of the Partnership and our limited partners. Our General Partner considered a number of factors in forming this opinion, including the following:
•	Our General Partner believes that the Property is in a location that could command higher rents than it is currently generating. The General Partner believes that the redevelopment of the Property will enable the Partnership to generate increased rents by taking advantage of the enhanced physical condition and amenities of the Property.

•	The proposed amendments will explicitly authorize our General Partner and its affiliates to provide services to the Partnership on third-party market terms in connection with the redevelopment of Partnership properties, including the Property. Our General Partner believes that the redevelopment fees to be paid to AIMCO/Bethesda are not in excess of the fees that the Partnership would have to pay to a third party for such redevelopment services, and that affiliates of the Partnership will be more familiar with the Property, and will be able to plan and supervise the redevelopment more efficiently than a third party.

•	Our General Partner believes that if the redevelopment does not occur, the competitiveness of the Property may decline.

•	Our General Partner believes that third-party financing may not be available at all or on terms advantageous to the Partnership in connection with any operating deficit or other contingency of the Partnership or the redevelopment of the Partnership’s properties, including the Property. While affiliate loans are permitted by the limited partnership agreement on terms and conditions set forth in the partnership agreement, the proposed amendments will explicitly permit our General Partner and its affiliates to make loans to the Partnership on third-party market terms. Our General Partner has indicated that it is not willing to make the loans required for the proposed redevelopment at the rate set forth in the partnership agreement.
          In general, the Partnership evaluates the capital needs and competitive position of our properties by considering various factors, such as the Partnership’s financial position and real estate market conditions. The Partnership monitors the specific locale of the properties and sub-market conditions (including stability of the surrounding neighborhood), evaluating resident demand, current trends, competition, new construction and economic changes. The Partnership oversees each property’s operating performance and evaluates the physical improvement requirements. In addition, the financing structure for a property (including any prepayment penalties), tax implications, availability of attractive mortgage financing and the investment climate all are considered.
          For these reasons, our General Partner has approved the proposed amendments which will (i) explicitly permit the General Partner and its affiliates to provide redevelopment services to the Partnership and receive a fee in connection with such services and (ii) allow the General Partner and its affiliates to make loans to the Partnership in connection with any operating deficit or other contingency of the Partnership or the redevelopment of the Partnership’s properties on third-party market terms. See “The Planned Redevelopment” and “Approval of Amendments” for a more detailed description of the proposed redevelopment of the Property and the amendments.
THE PROPERTY
          The Partnership has owned and operated the Signal Pointe Apartments property since June 30, 1981. The Property is a 368-unit apartment complex located in Winter Park, Florida. During the six months ended June 30, 2007, the Partnership completed approximately $639,000 of capital improvements at the Property, consisting primarily of building improvements, plumbing fixtures, fire safety upgrades, garbage disposals, structural upgrades, fencing and air conditioning unit and floor covering replacements. To our knowledge, the Property has not undergone major renovation or redevelopment since its construction in 1970.

THE PLANNED REDEVELOPMENT
          Our planned redevelopment of the Property includes improvements to building exteriors, apartment interiors and common areas. Improvements to the exterior are expected to include replacing siding, front doors, windows and shingles and painting. Improvements to the interior of the apartment units are expected to include upgrading appliances, cabinets, sinks, and bathroom fixtures, interior doors, tile, carpet and paint, and installation of new light fixtures. Improvements to the common areas are expected to include upgrading the clubhouses and pool area and adding 39 new detached garages and 36 storage units. We also intend to improve the Property’s landscaping, exterior lighting and signage.
          We currently estimate that the exterior redevelopment will take approximately five months and that completion of the redevelopment of all unit interiors will take approximately 16 months.
          We currently estimate that the total redevelopment costs for the Property will be approximately $16,666,000 (including capitalized operating expenses and lost rents in addition to the actual cost of the redevelopment).
          Our estimates of the redevelopment cost for the Property assume that we will be able to start the redevelopment on or before October 1, 2007, and are based on information known to us at this time. Many factors could cause the actual redevelopment costs for the Property and/or the timing of the redevelopment to vary from our estimates, including construction cost overruns, unforeseen environmental, engineering and/or geological problems, shortages of materials or skilled labor, labor disputes, work stoppages, scheduling problems, unavailability of construction equipment, difficulty in obtaining any of the required licenses, permits and authorizations for regulatory authorities, weather interference or natural disasters.
AFFILIATE REDEVELOPMENT SERVICES
          We plan to use AIMCO/Bethesda to review the local market where the Property is located and to plan and supervise the redevelopment of the Property. The Partnership will pay AIMCO/Bethesda a fee of $25,000 for the planning and structuring of the redevelopment process, and a fee equal to 4% of the actual redevelopment cost of the Property for supervision of the redevelopment which, based on the current estimated redevelopment cost, would be an amount equal to approximately $607,000. Our General Partner believes that the redevelopment fees are not in excess of fees that the Partnership would have to pay to a third-party provider of these services and that an affiliate will provide them more efficiently than a third party.
AFFILIATE REDEVELOPMENT FUNDING
          We propose to fund the redevelopment through a combination of (1) loans to the Partnership by Aimco Properties, an affiliate of our General Partner, and (2) to the extent available, the retention of distributable cash from operations received by the Partnership.
          The Partnership has not experienced any positive distributable cash from operations for at least the last five years and we do not currently anticipate having cash flow from operations to fund the redevelopment. As a result, Aimco Properties has agreed to make a loan to the Partnership in an amount equal to 100% of the redevelopment cost. This loan will accrue interest at prime plus 2%, compounded monthly. The principal and accrued interest on this loan will be payable in full at any time upon demand of Aimco Properties. Aimco Properties has indicated that it does not intend to demand payment until such time as the Property has had time to stabilize after redevelopment.
          We currently plan to refinance the Property with a third party to the extent practicable. This refinancing may include a refinancing of our existing indebtedness or a second mortgage on the Property. We currently anticipate that such third party refinancing will be available to us in full by the second quarter of 2010. If we are successful in refinancing the Property, we estimate that the refinancing proceeds will be sufficient for us to repay the then outstanding principal and accrued interest on the loan made to the Partnership by Aimco Properties. Based on our current projected redevelopment budget, we estimate that the total principal amount of and accrued interest on the loan will be approximately $7,560,906 by April 2010. The availability of third-party financing and the actual size of the loan from Aimco Properties are based on our current estimates and many factors could cause our estimates to change, including changes in the redevelopment cost, availability of funding sources, real estate and debt markets, general economic conditions and the economic performance of the Partnership and the Property.
          If at any time we accumulate sufficient funds as the result of an improvement in the Partnership’s cash flow, additional refinancing proceeds or otherwise, the Partnership will repay the outstanding balance of and accrued interest on the Aimco Properties loan before we begin making any distributions to our limited partners. Based on information known to us at this time and our projected redevelopment budget, we estimate that we will be able to repay the outstanding balance of and accrued interest on the loan at the beginning of the second quarter in 2010, and resume cash flow distributions to our limited partners during the second quarter of 2010. Many factors could cause this period to vary, including a change in our projected cash flow, a change in the projected costs of the redevelopment or the availability of alternative funding sources. There can be no assurance that third-party financing or other funding sources will be available to repay the loan in full. If the loan is not repaid, Aimco Properties could potentially seek to enforce its rights and remedies as a lender.
PLANS AFTER THE REDEVELOPMENT
          After completion of the redevelopment, we plan to continue to hold and operate the Property and to remarket the redeveloped apartment units to new tenants and tenants renewing existing leases in order to obtain rent increases that reflect the improvements to the Property resulting from the redevelopment.
CONFLICTS OF INTEREST
          Our General Partner has conflicts of interest with respect to the proposed amendment and provision of redevelopment services to the Partnership. AIMCO/Bethesda, an affiliate of our General Partner, will be paid redevelopment fees for services provided with respect to the redevelopment of the Property before the limited partners receive any distributions. Aimco Properties, another affiliate of our General Partner, will be repaid the outstanding balance of the loan plus accrued interest before the Partnership will be permitted to make any distributions to our limited partners. (See “Affiliate Redevelopment Services” and “Affiliate Redevelopment Funding,” above, for a more detailed description of the redevelopment services and the loan.) Further, a wholly-owned subsidiary of Apartment Investment and Management Company (“Aimco”) is the sole stockholder of our General Partner and affiliates of Aimco own approximately 78.79% of the outstanding limited partnership units of the Partnership. As a result, Aimco is in a position to influence all voting decisions with respect to the Partnership. (See “Approval of the Amendment,” below, for a discussion of the Aimco affiliates’ effective voting control.) Although our General Partner owes fiduciary duties to our limited partners, our General Partner also owes fiduciary duties to Aimco. Accordingly, our General Partner’s duties to the Partnership and our limited partners may come into conflict with our General Partner’s duties to Aimco.
APPROVAL OF THE AMENDMENT
          Affiliate Transaction Amendment
          Currently, our limited partnership agreement permits our General Partner and its affiliates to render services to the Partnership and to be compensated for such services on certain terms and conditions. Section 8.5(c)(iv) of our limited partnership agreement obligates the Partnership to pay to the General Partner and its affiliates expenses in connection with the replacement, alteration, repair, remodeling and refurbishment of Partnership properties. However, the limited partnership agreement does not explicitly authorize the General Partner and its affiliates to provide services to the Partnership in connection with construction or redevelopment of Partnership properties. The proposed amendments will explicitly authorize our General Partner and its affiliates to provide services to the Partnership on third-party market terms in connection with the redevelopment of the Partnership’s properties, including the Property.

          Affiliate Loan Amendment
          Our limited partnership agreement currently permits the Partnership to obtain loans from the General Partner or its affiliates on certain terms. Under Section 8.2(u) of our limited partnership agreement, the maximum allowable interest rate on such affiliate loans is the lesser of (i) the rate paid by the General Partner or its affiliates for borrowed funds or (ii) 2% over the prime rate charged by South Carolina National Bank. Unsecured loans from the General Partner and its affiliates made in connection with the redevelopment of the Property will bear interest at a market rate, but this market rate may be in excess of the maximum rate of interest currently permitted by the Partnership’s limited partnership agreement. The proposed amendments will clarify that the Partnership has the authority to obtain loans from the General Partner or its affiliates on third-party market terms in connection with any operating deficits or other contingencies of the Partnership and redevelopment costs incurred in connection with the Partnership’s properties.
          Required Limited Partner Approval
          Article 16 of our limited partnership agreement provides that the agreement may be amended by a vote of our limited partners owning more than 50% of the outstanding limited partnership units. As of August 24, 2007, there were 27,500 limited partnership units issued and outstanding. Each limited partnership unit represents approximately 0.0036% of our outstanding limited partnership units. Affiliates of our General Partner currently own 21,668.50 of these units, or approximately 78.79% of the outstanding units as set forth below in “Security Ownership of Certain Beneficial Owners and Management.” Our General Partner’s affiliates have indicated that they will consent to the amendments to our limited partnership agreement. Accordingly, approval of the amendments is assured.
          Upon receipt of these consents, limited partners owning more than 50% of the outstanding limited partnership units will have consented to the amendments to the Partnership’s limited partnership agreement and, as a result, no vote of any other limited partnership unit holder will be necessary to consent to the amendments. Accordingly, we are not soliciting any other votes. The written consents of our General Partner’s affiliates will have an effective date as of                          , 2007, which is 20 days after the mailing of this information statement. The consents will authorize the amendments as required under our limited partnership agreement.
          The text of the amendments is set forth in Annex I to this information statement.
PARTNERSHIP BUSINESS
          The Partnership is a publicly held limited partnership organized in October 1980 under the laws of the state of South Carolina to acquire and hold real estate properties for investment. The corporate general partner of the Partnership, which is responsible for the management of the Partnership’s business, is Shelter Realty II Corporation, a South Carolina corporation. The sole stockholder of the General Partner is AIMCO/IPT, Inc., a wholly-owned subsidiary of Aimco. Our limited partnership agreement provides that the term of the Partnership terminates on December 31, 2020, unless terminated before such date.
          Through the Partnership’s public offering of limited partnership units, the Partnership sold 27,500 limited partnership units (including 100 units purchased by the General Partner) for an aggregate offering price of $27,500,000. The net proceeds of this offering were used to acquire five apartment complexes, including the Property. Since our initial offering, we have not received, nor are our limited partners required to make, additional capital contributions. The Partnership continues to own two properties, including the Property. See “Partnership Properties” for a description of the properties. The Partnership is engaged in the business of operating and holding its remaining properties.
          The Partnership has no employees and depends on our General Partner and its affiliates for property management services and administration of all Partnership activities. Our limited partnership agreement provides for certain payments to affiliates for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

          For information on certain of our pending litigation, please refer to our most recent reports on Forms 10-KSB and 10-QSB (for the year ended December 31, 2006 and the six months ended June 30, 2007) filed with the Securities and Exchange Commission.
PARTNERSHIP PROPERTIES
          The following table sets forth our current investment in real property:

Property	Date of Purchase	Type of Ownership	Use

Parktown Townhouses, Deer Park, Texas	3/1/81	Fee ownership, subject to a first mortgage	Apartment — 309 units

Signal Pointe Apartments, Winter Park, Florida	6/30/81	Fee ownership, subject to a first mortgage	Apartment — 368 units
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information regarding our limited partnership units owned by each person or entity who is known by us to own beneficially more than 5% of the limited partnership units as of August 24, 2007:

Name and Address(1)	Number of Limited
of Beneficial Owner	Partnership Units	Percent of Class

Cooper River Properties, LLC	1,958.5	7.12%

AIMCO IPLP, L.P.	9,128.0	33.19%

AIMCO Properties, L.P.	10,582.0	38.48%

Total:	21,668.5	78.79%

(1)	Cooper River Properties, LLC and AIMCO IPLP, L.P. are indirectly ultimately owned by Aimco. Their business address is 55 Beattie Place, Greenville, South Carolina 29602.
               AIMCO Properties, L.P. is indirectly ultimately controlled by Aimco. Its business address is 4582 S. Ulster Street Parkway, Suite 1100, Denver, Colorado 80237.
          Neither the Partnership nor our General Partner have any officers or directors. In addition, no officer or director of our General Partner owns any limited partnership units. The General Partner owns 100 limited partnership units. AIMCO Properties, L.P., an affiliate of the general partner, acquired 10,482 limited partnership units as a result of one or more tender offers.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
          Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause the actual results to differ materially from those in our forward-looking statements include construction cost overruns, unforeseen environmental, engineering and/or geological problems, shortages of materials or skilled labor, labor disputes, work stoppages, scheduling problems, unavailability of construction equipment, weather interference, natural disasters, changes in existing real estate and debt markets, the availability of alternative funding sources and general economic conditions and the economic performance of the Partnership and the Property. Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.
WHERE YOU CAN FIND MORE INFORMATION ABOUT THE PARTNERSHIP
          We are subject to the informational requirements of the Securities Exchange Act of 1934 and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports and proxy and information statements regarding issuers, including us, that file electronically with the SEC.
          You should only rely on the information provided in this information statement or any supplement or on information we have filed with the SEC. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement or in any of our filings with the SEC is accurate as of any date other than the date on the front of this information statement or the supplement or as of the date of such filings.
          You may request a copy of our filings with the SEC, at no cost, by writing or calling us at the following address or facsimile or telephone number: c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, NJ 07071; by fax at (201) 460-0050; or by telephone at (800) 217-9608.
NO APPRAISAL RIGHTS
          Our limited partners are not entitled to dissenters’ appraisal rights under South Carolina law or our limited partnership agreement in connection with the amendments to the limited partnership agreement or the Partnership’s retention of AIMCO/Bethesda to provide redevelopment services as described herein.
REGULATORY APPROVALS
          Other than the filing and distribution of this information statement, no regulatory approvals are required to enable the Partnership to amend the limited partnership agreement or to retain AIMCO/Bethesda to provide redevelopment services as described herein.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
          Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
          The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail: By telephone: By fax:	c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, NJ 07071 (800) 217-9608 (201) 460-0050
          A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies.

ANNEX I
AMENDMENT
TO
THE SECOND AMENDED AND RESTATED
CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP
OF
SHELTER PROPERTIES II LIMITED PARTNERSHIP
          THIS AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP OF SHELTER PROPERTIES II LIMITED PARTNERSHIP (this “Amendment”) is entered into as of ___ ___, 2007, by and among Shelter Realty II Corporation, a South Carolina corporation, in its capacity as corporate general partner (the “Corporate General Partner”), and each of the Limited Partners. All capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings given to them in the Partnership Agreement (as defined below).
Recitals
          WHEREAS, Shelter Properties II Limited Partnership, a South Carolina limited partnership (the “Partnership”), is governed pursuant to the terms of that certain Amended and Restated Certificate and Agreement of Limited Partnership, dated as of March 25, 1981, as amended by that certain Second Amended and Restated Certificate and Agreement of Limited Partnership dated as of April 30, 1981 (as further amended, the “Partnership Agreement”); and
          WHEREAS, the Corporate General Partner has obtained consents of the requisite percentage-in-interest of the Limited Partners (i.e., Limited Partners who own more than 50% of the outstanding Units), necessary to amend the Partnership Agreement as provided in this Amendment.
          NOW, THEREFORE, in consideration of the premises, the agreement of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereby agree as follows:
          1. Power and Authority of the Corporate General Partner. Section 8.1 of the Partnership Agreement is hereby amended by adding the following sentence to the end of such paragraph:
“Notwithstanding anything in this Section 8.1 or in Section 8.2 to the contrary, the Corporate General Partner may cause the Partnership to enter into any contract with the Corporate General Partner or its Affiliates to provide services to the Partnership in connection with redevelopment of any of the properties owned by the Partnership, and receive fees or other compensation from the Partnership for such services, provided that any such fees or other compensation shall not exceed an amount which is competitive in price and terms with other nonaffiliated persons rendering comparable services.”
          2. Limitation on General Partners’ Power and Authority. Section 8.2(u) of the Partnership Agreement is hereby amended by adding the following sentence to the end of such paragraph:
“Notwithstanding anything in this Section 8.2(u) to the contrary, the General Partners and their affiliates may make loans to the Partnership on third-party market terms (which may include rates of interest in excess of the maximum allowable under the preceding sentence) in connection with any operating deficits or other contingencies of the Partnership or redevelopment costs incurred in connection with the Partnership’s properties.”
          3. Miscellaneous.
               (a) Effect of Amendment. In the event of any inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail. In the event of any conflict or apparent conflict between any of the provisions of the Partnership Agreement as amended by this Amendment, such conflicting provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.
          (b) Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed. Except as amended hereby, the Partnership Agreement shall continue, unmodified, and in full force and effect.
          (c) Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
          (d) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF SOUTH CAROLINA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

The General Partner:

SHELTER REALTY II CORPORATION

By:
Name:
Title:

The Limited Partners:

AIMCO IPLP, L.P.

By:	AIMCO/IPT, Inc., Its General Partner

By:

Name:
Title:

COOPER RIVER PROPERTIES, LLC

By:	AIMCO IPLP, L.P., Its Sole Member

By:	AIMCO/IPT, Inc., Its General Partner

By:

Name:
Title:

AIMCO PROPERTIES, L.P.

By:	AIMCO-GP, Inc., Its General Partner

By:

Name:
Title: